EXHIBIT 99.1

Presidio, Inc. Reports Second Quarter Fiscal 2018 Results

Delivers Strong Net Income and Pro Forma Adjusted Net Income Year-To-Date
Strong Growth in Services Revenue and Security Solutions
Raises Pro Forma Diluted EPS Guidance and Reaffirms Full Year Revenue and Adjusted EBITDA Guidance

NEW YORK, Feb. 08, 2018 (GLOBE NEWSWIRE) -- Presidio, Inc. (NASDAQ:PSDO) (“Presidio” or the “Company”), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to middle-market customers, today announced its financial results for its fiscal second quarter ended December 31, 2017.

	Three months ended			Six months ended
(in $ millions)	December 31, 2016	December 31, 2017	% Chg	December 31, 2016	December 31, 2017	% Chg
Total revenue	$721.8	$661.6	(8.3)%	$1,459.5	$1,426.6	(2.3)%
Total Gross Margin	$142.9	$137.4	(3.8)%	$291.5	$293.7	0.8%
Gross Margin %	19.8%	20.8%		20.0%	20.6%
Net income	$3.4	$99.2	n.m.	$9.0	$118.9	n.m.
Diluted EPS	$0.05	$1.03	n.m.	$0.12	$1.23	n.m.
Adjusted EBITDA[1]	$54.7	$49.4	(9.7)%	$112.9	$116.9	3.5%
Adj. EBITDA margin %[1]	7.6%	7.5%		7.7%	8.2%
Adjusted Net Income[1]	$22.4	$28.3	26.3%	$46.9	$63.1	34.5%
Pro Forma Adjusted Net Income[2]	$27.8	$30.1	8.3%	$57.6	$66.3	15.1%
Pro Forma Diluted EPS[2]	$0.30	$0.31	3.3%	$0.62	$0.69	11.3%

“During the second quarter, we saw strong growth in services revenue, consistent with our expectation that services will continue to comprise a higher mix of our solutions over time. We also saw a growing component of our revenue shift to a recurring revenue model in our cloud solutions area. Our second quarter results were impacted by delays in the delivery of certain solutions to our clients. However, we are encouraged to see the delayed activity reflected in our robust and growing revenue backlog and client bookings so far in the third quarter, which we expect to accelerate our revenue growth in the second half of our year.  Therefore, we are reaffirming our revenue and adjusted EBITDA guidance for the full fiscal year ended June 30, 2018,” said Bob Cagnazzi, Chief Executive Officer of Presidio.

Cagnazzi continued, “We continued to enhance our financial flexibility by improving our balance sheet to drive profitability.  During the second quarter, we made a voluntary prepayment of $25.0 million on our term loan, bringing our total term loan prepayments for the first half of fiscal 2018 to $50.0 million. In addition, in early January 2018 we completed a successful refinancing of our term loan debt facility; lowering our interest rate, extending the maturity and raising additional proceeds to redeem all of our outstanding senior notes. The combination of the successful refinancing and the impact of tax reform once fully realized is expected to add approximately $0.20 - $0.25 per diluted share on a run rate annualized basis, a portion of which we expect to reinvest in the business. Through our consistent de-levering strategy, term loan refinancing, and the positive impact of tax reform on our business, we have raised our guidance for Pro Forma Diluted EPS growth for the full fiscal year ended June 30, 2018.”

1 This financial measure is not based on U.S. GAAP. Please refer to the section of this press release entitled "About Non-GAAP and Pro Forma Financial Measures" for additional information and to the attached reconciliation to the most directly comparable U.S. GAAP measure.

2 This non-GAAP financial measure adjusts certain historical data on a pro forma basis following certain transactions.  Please refer to the section of this press release entitled "About Non-GAAP and Pro Forma Financial Measures" for additional information and to the section entitled "Non-GAAP Reconciliations" for reconciliation to the most directly comparable U.S. GAAP measure.

Second Quarter Fiscal Year 2018 Highlights

  Total revenue for the quarter ended December 31, 2017 decreased $60.2 million or 8.3% to $661.6 million compared to total revenue of $721.8 million in the prior year. Our total revenue in the period was impacted by delays in the delivery of certain solutions which resulted in a strong increase in our backlog orders believed to be firm as of December 31, 2017, which we now expect to deliver in the second half of fiscal 2018. In addition, we experienced a decline in sales to the federal government due to curtailed spending among the specific federal agencies where we have exposure. We remain focused on diversifying our federal business. These trends were partially offset by the continued growth of Security solutions and a higher proportion of services as part of our solutions.

  ·  Cloud revenue decreased 20.2% to $108.9 million in the three months ended December 31, 2017 compared to $136.4 million in the three months ended December 31, 2016. During the quarter, we saw an increasing number of clients choose Presidio to implement and manage their public cloud instances as part of a multi-cloud solution. This migration results in recurring revenue recognition as previous on-premises instances move to the cloud. While this negatively impacted Cloud revenue growth in the period as the revenue is recognized over time, it increased the recurring revenue portion of our business ultimately leading to greater stickiness with our clients. We continue to expect high demand from our customers for multi-cloud solutions delivering both public and private cloud as part of our mix that drives recurring revenue relationships.

  ·  Security revenue increased 22.2% to $85.3 million in the three months ended December 31, 2017, compared to $69.8 million in the three months ended December 31, 2016, as continued high profile security breaches have driven strong demand for our security solutions. We are seeing growth across our portfolio of security services and technology partners driven by higher demand in middle-market and large clients.

  ·  Digital Infrastructure revenue decreased 9.3% to $467.4 million in the three months ended December 31, 2017 compared to $515.6 million in the three months ended December 31, 2016. The decline was led by delayed investment in collaboration and networking technologies, as well as lower revenue generated by our federal government clients. The refresh cycle that is driven by new innovative product offerings in this space has been slowed by delays in product availability and delivery, which has contributed to our backlog growth. We expect this backlog growth will have a positive impact on the second half of the year, as we deliver on the increased revenue backlog we saw at the end of the quarter.
  Total Gross Margin for the three months ended December 31, 2017 decreased $5.5 million or 3.8% to $137.4 million compared to $142.9 million in the prior year quarter due to the revenue decline in the period, partly offset by expansion of Total Gross Margin as a percent of total revenue of 20.8% in the three months ended December 31, 2017 from 19.8% in the prior year quarter. Margin expansion was driven by an increased mix of revenue from third party support services and an increase in utilized hours of our engineers and an increase in bill rate.

  On December 22, 2017, the Tax Cuts and Jobs Act (“Tax Reform”) was passed, resulting in a significant impact to the Company’s provision for income taxes in the period. As we have a fiscal year ending on June 30, the impact will be realized over the next two fiscal years. The most significant changes to the Company’s accounting for income tax associated with Tax Reform included:

  ·  the reduction of our statutory federal tax rate for the year ending June 30, 2018 from 35% to 28.1%;
  ·  the reduction of our statutory federal tax rate for the year ending June 30, 2019 to 21%; and
  ·  the revaluation of our deferred income tax liabilities as of December 22, 2017 based on the aforementioned tax rates.
  Income tax benefit was $89.2 million for the three months ended December 31, 2017, compared to income tax expense of $2.3 million for the three months ended December 31, 2016. The revaluation of our deferred income tax liabilities was approximately $89 million representing the vast majority of the income tax benefit in the current period.  During the quarter, we recorded an adjustment for the six months ended December 31, 2017 to adjust the statutory federal tax rate from 35.0% to 28.1% for the year-to-date activity.

  Net Income for the three months ended December 31, 2017 was $99.2 million, or $1.03 of Net Income per diluted share, compared to Net Income of $3.4 million, or $0.05 of Net Income per diluted share, in the prior year quarter. The increase was comprised of the following:

  ·  the favorable impact of Tax Reform as described above, and
  ·  the favorable impact of lower interest expense in the three months ended December 31, 2017, attributable to (1) the redemption and retirement of our senior and subordinated notes in connection with our March 2017 initial public offering, (2) the impact of the January 2017 repricing of our term loan facility, and (3) the impact of voluntary prepayments of our term loan facility during calendar 2017, and
  ·  the unfavorable impact of lower revenue and gross margin in the period.
  Adjusted EBITDA decreased $5.3 million, or 9.7%, to $49.4 million for the three months ended December 31, 2017, from $54.7 million for the three months ended December 31, 2016 driven by a decline in revenue offset slightly by gross margin percent expansion and a reduction in selling, general and administrative expenses associated with lower incentive compensation and lower headcount in the period. Adjusted EBITDA margins contracted to 7.5% for the three months ended December 31, 2017 from 7.6% for the three months ended December 31, 2016.
  Pro Forma Adjusted Net Income for the three months ended December 31, 2017 increased $2.3 million or 8.3% to $30.1 million, or $0.31 per diluted share, compared to $27.8 million, or $0.30 per diluted share, in the prior year quarter. The results were favorably impacted by Tax Reform and lower pro-forma interest expense in the three months ended December 31, 2017.

Six Months Ended December 31, 2017 Highlights

  Total revenue for the six months ended December 31, 2017 decreased $32.9 million or 2.3% to $1,426.6 million compared to total revenue of $1,459.5 million in the prior year. Our total revenue in the period was impacted by delays in the delivery of certain solutions which resulted in a strong increase in our backlog orders believed to be firm as of December 31, 2017, as well as a decline in sales to the federal government due to curtailed spending among the specific federal agencies where we have exposure. These trends were partially offset by the continued growth of Security solutions and a higher proportion of services as part of our solutions.

  ·  Cloud revenue decreased 1.5% to $244.4 million in the six months ended December 31, 2017 compared to $248.1 million in the six months ended December 31, 2016. During our second quarter, we saw an increasing number of clients choose Presidio to implement and manage their public cloud instances as part of a multi-cloud solution. This migration results in recurring revenue recognition as previous on-premises instances move to the cloud. While this negatively impacted Cloud revenue growth in the period as the revenue is recognized over time, it increased the recurring revenue portion of our business ultimately leading to greater stickiness with our clients. We continue to expect high demand from our customers for multi-cloud solutions delivering both public and private cloud as part of our mix that drives recurring revenue relationships.

  ·  Security revenue increased 42.3% to $194.3 million in the six months ended December 31, 2017, compared to $136.5 million in the six months ended December 31, 2016 as continued high profile security breaches have driven strong demand for our security solutions. We are seeing growth across our portfolio of security services and technology partners driven by higher demand in middle-market and large clients.

  ·  Digital Infrastructure revenue decreased 8.1% to $987.9 million in the six months ended December 31, 2017 compared to $1,074.9 million in the six months ended December 31, 2016. Government clients, including state and local, experienced the most pronounced decline in core infrastructure solutions, particularly in collaboration and networking technologies. The refresh cycle that is driven by new innovative product offerings in this space has been slowed by delays in product availability and delivery. We expect this backlog growth will have a positive impact on the second half of the year, as we deliver on the increased backlog we saw at the end of the period.
  Total Gross Margin for the six months ended December 31, 2017 increased $2.2 million or 0.8% to $293.7 million compared to $291.5 million in the prior year quarter and Total Gross Margin as a percent of total revenue expanded to 20.6% in the six months ended December 31, 2017 from 20.0% in the prior year quarter. The expansion in Total Gross Margin was due to a favorable revenue mix of higher margin services as part of our solutions and expanding margins in service revenue driven by growth in utilized hours of our engineers.
  Income tax benefit was $77.9 million for the six months ended December 31, 2017, compared to income tax expense of $6.3 million for the six months ended December 31, 2016. Included in the income tax benefit in the current period was the revaluation of our deferred income tax liabilities based on the new tax rates included as part of Tax Reform of approximately $89 million.  In addition, during the six months ended December 31, 2017 we had approximately $2 million of income tax benefit associated with share-based compensation activity.
  Net Income for the six months ended December 31, 2017 was $118.9 million, or $1.23 of Net Income per diluted share, compared to a Net Income of $9.0 million, or $0.12 of Net Income per diluted share, in the prior year quarter. We benefited from the following:

  ·  the impact of Tax Reform as described above,
  ·  an increase in Total Gross Margin, as well as, improved operating efficiency in the form of lower selling, general and administrative expenses,
  ·  a decline in transaction costs in the six months ended December 31, 2017, as compared to the prior year, and
  ·  lower interest expense in the six months ended December 31, 2017, attributable to (1) the redemption and retirement of our senior and subordinated notes in connection with our March 2017 initial public offering, (2) the impact of the January 2017 repricing of our term loan facility, and (3) the impact of voluntary prepayments of our term loan facility.
  Adjusted EBITDA increased $4.0 million, or 3.5%, to $116.9 million for the six months ended December 31, 2017, from $112.9 million for the six months ended December 31, 2016. Adjusted EBITDA margins expanded to 8.2% for the six months ended December 31, 2017 from 7.7% for the six months ended December 31, 2016 due to improved efficiency in the form of lower selling, general and administrative expenses as a percentage of total revenue and improved gross margins.
  Pro Forma Adjusted Net Income for the six months ended December 31, 2017 increased $8.7 million or 15.1% to $66.3 million, or $0.69 per diluted share, compared to $57.6 million, or $0.62 per diluted share, in the prior year. The increase was attributable to the impact of Tax Reform, lower interest expense, and higher Adjusted EBITDA in the six months ended December 31, 2017.

Capital Resources and Free Cash Flow

  As of December 31, 2017, the Company had total long-term debt of $701.6 million and total net debt (defined as the total principal of debt outstanding, excluding discounts and issuance costs less cash and cash equivalents) of $680.9 million, representing 3.0x net total leverage (defined as total net debt divided by trailing twelve month Adjusted EBITDA) as of December 31, 2017.
  For the three months ended December 31, 2017, we generated $19.6 million of Free Cash Flow, a decrease of 20.3% or $5.0 million compared to $24.6 million in the three months ended December 31, 2016 due to the unfavorable impact of timing of cash flows associated with the leasing business and higher prepaid income taxes in the current year as compared to the prior year period.
  For the six months ended December 31, 2017, we generated $48.6 million of Free Cash Flow, an increase of 6.8% or $3.1 million compared to $45.5 million in the six months ended December 31, 2016 attributable to higher operating cash flow in the period, mostly offset by the unfavorable impact of timing of cash flows associated with the leasing business and higher prepaid income taxes in the current period as compared to the prior year period.
  On January 5, 2018, the Company completed its refinancing transactions (the “2018 Refinancing”) which included:
  ·  refinancing the existing term loan with new term loan borrowings priced at 99.75% of face value with a 0.50% reduction in interest rate and an extension of the maturity date to February 2024; and
  ·  an incremental term loan borrowing of $140.0 million used to redeem all $125.0 million senior notes and pay the related premium and interest.
  The Company expects to realize annualized interest expense savings of approximately $10 million as a result of the 2018 Refinancing.

The following table presents Cash and cash equivalents and Total long-term debt prior to the 2018 Refinancing.

(in millions)	June 30, 2017	December 31, 2017
Cash and cash equivalents	$27.5	$20.7
Long-term debt:
Revolving credit facility	$—	$—
Receivables securitization facility	—	—
Term loan facility, due February 2022	626.6	576.6
Senior notes, 10.25% due February 2023	125.0	125.0
Total long-term debt	$751.6	$701.6

Business Outlook

An update to our full-year Fiscal 2018 outlook is as follows:

  Total revenue growth is expected to be approximately 5.5%, which is consistent with our previous guidance;
  Adjusted EBITDA margin is expected to be in the low 8% range, which is consistent with our previous guidance;
  Pro forma Adjusted Net Income is expected to be favorably impacted by Tax Reform and the January 2018 refinancing. The year-to-date impact of Tax Reform and the January 2018 Refinancing has been included in our pro forma results for the six months ended December 31, 2017;
  Pro Forma Diluted EPS is expected to grow in the low double-digit range, which is higher than our previous guidance driven by the impact of the 2018 Refinancing and Tax Reform; and
  Net total leverage is expected to be in the mid-2x range at the end of our fiscal year 2018, excluding any strategic acquisitions which is consistent with our previous guidance.

About Non-GAAP and Pro Forma Financial Measures

Our management regularly monitors certain financial measures to track the progress of our business against internal goals and targets. In addition to financial information presented in accordance with GAAP, management uses Adjusted EBITDA, Adjusted Net Income, Pro Forma Adjusted Net Income, Pro Forma Diluted EPS and Free Cash Flow (collectively, “non-GAAP measures,” as further described below) in its evaluation of past performance and prospects for the future. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or revenue, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under GAAP and they include adjustments for items that may occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time.

We also adjust certain historical data on a pro forma basis following certain significant transactions. Specifically, we have provided a calculation of Pro Forma Adjusted Net Income to adjust our reported results for the three and six months ended December 31, 2016 for:

  lower after-tax interest expense associated with the redemption and repurchase of notes as part of our IPO as if the IPO occurred on July 1, 2016;
  lower after-tax interest expense associated with the term loan repricing that occurred in January 2017 as if the repricing occurred on July 1, 2016; and
  lower after-tax interest expense associated with the redemption of the senior notes in connection with the 2018 Refinancing as if the redemption occurred on July 1, 2016.

The calculation of Pro Forma Adjusted Net Income for the three and six months ended December 31, 2017 includes adjustments for:

  lower after-tax interest expense associated with the redemption of the senior notes in connection with the 2018 Refinancing as if the redemption occurred on July 1, 2016; and
  lower after-tax interest expense associated with the term loan repricing as part of the 2018 Refinancing as if it occurred on July 1, 2017.

Pro Forma Adjusted Net Income is for illustrative and informational purposes and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions occurred on the dates indicated. Pro Forma Adjusted Net Income should not be considered representative of our future financial condition or results of operations.

Additional Information

On February 24, 2017, the board of directors of the Company declared a 2-for-1 stock split of the Company’s common stock in the form of a stock dividend payable on each share of common stock issued and outstanding as of February 24, 2017. The number of shares subject to and the exercise price of the Company’s outstanding options were adjusted to equitably reflect the split. All common stock share and per-share data included in these financial statements give effect to the stock split and have been adjusted retroactively for all periods presented.

Conference Call Information

We have scheduled a conference call for Thursday, February 8, 2018, at 5:00 p.m. Eastern Time to discuss our financial results for the fiscal second quarter ended December 31, 2017.  Financial results will be released after the close of the U.S. financial markets on February 8, 2018.

Those wishing to participate via webcast should access the call through Presidio's Investor Relations website at http://investors.presidio.com. Those wishing to participate via telephone may dial in at 1-877-407-4018 (USA) or 1-201-689-8471 (International). The conference call replay will be available via webcast through Presidio's Investor Relations website. The telephone replay will be available from 8:00 p.m. Eastern Time on February 8, 2018, through February 15, 2018, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The replay passcode will be 13675565.

About Presidio

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. As of June 30, 2017, we serve approximately 7,500 middle-market, large, and government organizations across a diverse range of industries. More than 2,700 Presidio professionals, including more than 1,500 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $2.8 billion dollar industry leader. We are passionate about driving results for our clients and delivering the highest quality of service in the industry. Presidio is controlled by funds affiliated with Apollo Global Management, LLC (NYSE:APO). For more information visit: www.presidio.com.

Source: Presidio, Inc.

Contact Information

Investor Relations Contact:
Ed Yuen
866-232-3762
investors@presidio.com

Media Contact:
Dori White
Vice President of Corporate Marketing
212-324-4301
doriwhite@presidio.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include statements relating to: future financial performance, business prospects and strategy, anticipated trends, prospects in the industries in which our businesses operate and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward looking statements for a variety of reasons, including, among others: risks and uncertainties related to the capital markets, changes in senior management at Presidio, changes in our relationship with our vendor partners, adverse changes in economic conditions, risks resulting from a decreased demand for Presidio’s information technology solutions, risks relating to rapid technological change in Presidio’s industry, risks relating to the inability to realize the full amount of our backlog and risks relating to acquisitions or regulatory changes. Certain of these and other risks and uncertainties are discussed in Presidio’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward looking statements, which only reflect the views of our management as of the date of this press release. We do not undertake to update these forward-looking statements.

Non-GAAP Reconciliations

The reconciliation of Adjusted EBITDA from Net Income for each of the periods presented is as follows:

	Three months ended December 31,		Six months ended December 31,
(in millions)	2016	2017	2016	2017
Adjusted EBITDA Reconciliation:
Net income	$3.4	$99.2	$9.0	$118.9
Total depreciation and amortization (1)	21.8	22.6	43.6	44.6
Interest and other (income) expense	21.8	13.3	42.5	26.5
Income tax expense (benefit)	2.3	(89.2)	6.3	(77.9)
EBITDA	49.3	45.9	101.4	112.1
Adjustments:
Share-based compensation expense	0.5	1.8	1.0	2.6
Purchase accounting adjustments (2)	0.2	—	0.6	0.1
Transaction costs (3)	2.6	1.7	6.0	2.1
Other costs (4)	2.1	—	3.9	—
Total adjustments	5.4	3.5	11.5	4.8
Adjusted EBITDA	$54.7	$49.4	$112.9	$116.9
Adjusted EBITDA % (5)	7.6%	7.5%	7.7%	8.2%

(1) Includes depreciation and amortization included within total operating expenses and cost of revenue.

(2) Includes noncash adjustments associated with purchase accounting (including inventory step up, deferred revenue step down and revaluation of deferred rent).

(3) Includes transaction-related expenses such as: stay and retention bonuses, transaction-related advisory and diligence fees, transaction-related legal, accounting and tax fees and other transaction-related items.

(4) Includes certain non-recurring costs incurred in the development of our new cloud service offerings in the three and six months ended December 31, 2016.

(5) Adjusted EBITDA % represents the ratio of Adjusted EBITDA to total revenue.

The reconciliation of Adjusted Net Income and Pro Forma Adjusted Net Income from Net Income for each of the periods presented is as follows:

	Three months ended December 31,		Six months ended December 31,
(in millions)	2016	2017	2016	2017
Adjusted Net Income reconciliation:
Net income	$3.4	$99.2	$9.0	$118.9
Adjustments:
Amortization of intangible assets	18.4	18.8	36.8	37.2
Amortization of debt issuance costs	1.7	1.3	3.4	2.6
Loss on extinguishment of debt	0.8	0.7	0.8	1.4
Share-based compensation expense	0.5	1.8	1.0	2.6
Purchase accounting adjustments	0.2	—	0.6	0.1
Transaction costs	2.6	1.7	6.0	2.1
Other costs	2.1	—	3.9	—
Revaluation of federal deferred taxes	—	(89.2)	—	(89.2)
Income tax impact of adjustments (1)	(7.3)	(6.0)	(14.6)	(12.6)
Total adjustments	19.0	(70.9)	37.9	(55.8)
Adjusted Net Income	22.4	28.3	46.9	63.1
Pro Forma Adjustments:
Interest on notes repaid in IPO	5.4	—	10.7	—
Interest on 2017 term loan repricing	1.8	—	3.5	—
Interest on notes redeemed, net savings	1.6	1.6	3.3	3.3
Interest on 2018 term loan repricing	—	0.8	—	1.5
Income tax impact of adjustments	(3.4)	(0.6)	(6.8)	(1.6)
Total Pro Forma adjustments	5.4	1.8	10.7	3.2
Pro Forma Adjusted Net Income	$27.8	$30.1	$57.6	$66.3

(1) Includes an estimated tax impact of the adjustments to net income at our average statutory rate to arrive at an appropriate effective tax rate on Adjusted Net Income, except for (i) the adjustment of certain transaction costs that are permanently nondeductible for tax purposes and (ii) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and further adjusted for discrete tax items such as: the tax benefit associated with excess stock compensation deductions, the remeasurement of deferred tax liabilities due to state rate changes or the excess tax benefit related to shared-based compensation activity.

The reconciliation of Pro Forma weighted-average shares - diluted and Pro Forma Diluted EPS from GAAP weighted-average shares for each of the periods presented is as follows:

	Three months ended December 31,		Six months ended December 31,
(in millions)	2016	2017	2016	2017
Share count:
Weighted-average shares – basic	71,937,504	91,712,178	71,934,986	91,440,895
Dilutive effect of stock options	2,832,403	4,966,637	2,689,404	5,063,312
Weighted-average shares – diluted	74,769,907	96,678,815	74,624,390	96,504,207
Pro Forma shares issued at IPO (1)	18,766,465	—	18,766,465	—
Pro Forma weighted-average shares – diluted	93,536,372	96,678,815	93,390,855	96,504,207

Diluted EPS	$0.05	$1.03	$0.12	$1.23
Pro Forma Diluted EPS	$0.30	$0.31	$0.62	$0.69

(1) Includes an adjustment to reflect the shares issued in the March 2017 IPO as if the IPO occurred at the beginning of the period that are not already reflected in the basic weighted-average shares presented.

We define Free Cash Flow as our net cash provided by operating activities adjusted to include the impact of net borrowings (repayments) on floor plan facility, the net cash impact of the leasing business and the purchases of property and equipment. The reconciliation of Free Cash Flow from net cash provided by operating activities for the periods presented is as follows:

	Three months ended December 31,
(in millions)	2016	2017
Net cash provided by operating activities	$62.5	$41.0
Adjustments to reconcile to free cash flow:
Net change in accounts payable - floor plan	(41.3)	(16.1)
Additions of equipment under sales-type and direct financing leases	(29.6)	(30.0)
Proceeds from collection of financing receivables	4.4	1.1
Additions to equipment under operating leases	(0.3)	(0.9)
Proceeds from disposition of equipment under operating leases	0.3	0.1
Proceeds from the discounting of financing receivables	32.2	29.2
Retirements of discounted financing receivables	(0.2)	(2.3)
Purchases of property and equipment	(3.4)	(2.5)
Total adjustments	(37.9)	(21.4)
Free Cash Flow	$24.6	$19.6

	Six months ended December 31,
(in millions)	2016	2017
Net cash provided by operating activities	$83.3	$124.6
Adjustments to reconcile to free cash flow:
Net change in accounts payable - floor plan	(36.4)	(65.3)
Additions of equipment under sales-type and direct financing leases	(63.9)	(49.7)
Proceeds from collection of financing receivables	7.7	2.2
Additions to equipment under operating leases	(0.8)	(1.2)
Proceeds from disposition of equipment under operating leases	0.5	0.7
Proceeds from the discounting of financing receivables	66.1	47.0
Retirements of discounted financing receivables	(4.3)	(2.5)
Purchases of property and equipment	(6.7)	(7.2)
Total adjustments	(37.8)	(76.0)
Free Cash Flow	$45.5	$48.6

PRESIDIO, INC. Consolidated Balance Sheets (in millions, except share data)

	As of June 30, 2017	As of December 31, 2017
Assets
Current Assets
Cash and cash equivalents	$27.5	$20.7
Accounts receivable, net	576.3	547.5
Unbilled accounts receivable, net	159.8	194.5
Financing receivables, current portion	84.2	82.2
Inventory	27.7	29.9
Prepaid expenses and other current assets	63.4	63.5
Total current assets	938.9	938.3
Property and equipment, net	32.1	34.1
Financing receivables, less current portion	113.6	113.3
Goodwill	781.5	784.1
Identifiable intangible assets, net	751.9	719.0
Other assets	32.7	33.0
Total assets	$2,650.7	$2,621.8
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$—	$—
Accounts payable – trade	350.5	433.2
Accounts payable – floor plan	264.9	199.6
Accrued expenses and other current liabilities	216.3	190.8
Discounted financing receivables, current portion	79.9	77.7
Total current liabilities	911.6	901.3
Long-term debt, net of debt issuance costs and current maturities	730.7	684.3
Discounted financing receivables, less current portion	104.7	99.0
Deferred income tax liabilities	270.4	181.6
Other liabilities	30.4	26.8
Total liabilities	2,047.8	1,893.0
Commitments and contingencies
Stockholders’ Equity
Preferred stock:
$0.01 par value; 100 shares authorized and zero shares issued and outstanding at December 31, 2017 and June 30, 2017	—	—
Common stock:
$0.01 par value; 250,000,000 shares authorized, 91,821,644 shares issued and outstanding at December 31, 2017 and 90,969,919 shares issued and outstanding at June 30, 2017	0.9	0.9
Additional paid-in capital	625.3	632.3
Retained earnings (accumulated deficit)	(23.3)	95.6
Total stockholders’ equity	602.9	728.8
Total liabilities and stockholders’ equity	$2,650.7	$2,621.8

PRESIDIO, INC. Consolidated Statements of Operations (in millions, except share and per-share data)

	Three months ended December 31,		Six months ended December 31,
	2016	2017	2016	2017
Revenue
Product	$612.2	$540.3	$1,238.6	$1,168.9
Service	109.6	121.3	220.9	257.7
Total revenue	721.8	661.6	1,459.5	1,426.6
Cost of revenue
Product	491.5	431.6	991.0	929.7
Service	87.4	92.6	177.0	203.2
Total cost of revenue	578.9	524.2	1,168.0	1,132.9
Gross margin	142.9	137.4	291.5	293.7
Operating expenses
Selling expenses	66.6	65.3	134.1	130.7
General and administrative expenses	25.8	26.0	52.8	51.7
Transaction costs	2.6	1.7	6.0	2.1
Depreciation and amortization	20.4	21.1	40.8	41.7
Total operating expenses	115.4	114.1	233.7	226.2
Operating income	27.5	23.3	57.8	67.5
Interest and other (income) expense
Interest expense	20.9	12.7	41.6	25.2
Loss on extinguishment of debt	0.8	0.7	0.8	1.4
Other (income) expense, net	0.1	(0.1)	0.1	(0.1)
Total interest and other (income) expense	21.8	13.3	42.5	26.5
Income before income taxes	5.7	10.0	15.3	41.0
Income tax expense (benefit)	2.3	(89.2)	6.3	(77.9)
Net income	$3.4	$99.2	$9.0	$118.9
Earnings per share:
Basic	$0.05	$1.08	$0.13	$1.30
Diluted	$0.05	$1.03	$0.12	$1.23
Weighted-average common shares outstanding:
Basic	71,937,504	91,712,178	71,934,986	91,440,895
Diluted	74,769,907	96,678,815	74,624,390	96,504,207

PRESIDIO, INC. Consolidated Statements of Cash Flows (in millions)

	Three months ended December 31,		Six months ended December 31,
	2016	2017	2016	2017
Net cash provided by operating activities	$62.5	$41.0	$83.3	$124.6
Cash flows from investing activities:
Acquisition of businesses, net of cash and cash equivalents acquired	—	—	—	(9.5)
Proceeds from collection of escrow related to acquisition of business	—	0.2	0.6	0.2
Additions of equipment under sales-type and direct financing leases	(29.6)	(30.0)	(63.9)	(49.7)
Proceeds from collection of financing receivables	4.4	1.1	7.7	2.2
Additions to equipment under operating leases	(0.3)	(0.9)	(0.8)	(1.2)
Proceeds from disposition of equipment under operating leases	0.3	0.1	0.5	0.7
Purchases of property and equipment	(3.4)	(2.5)	(6.7)	(7.2)
Net cash used in investing activities	(28.6)	(32.0)	(62.6)	(64.5)
Cash flows from financing activities:
Proceeds from issuance of common stock under share-based compensation plans	0.1	1.6	0.1	4.5
Proceeds from the discounting of financing receivables	32.2	29.2	66.1	47.0
Retirements of discounted financing receivables	(0.2)	(2.3)	(4.3)	(2.5)
Net repayments on the receivables securitization facility	—	—	(5.0)	—
Deferred financing costs	—	(0.6)	—	(0.6)
Repayments of term loans	(26.9)	(25.0)	(28.7)	(50.0)
Net change in accounts payable — floor plan	(41.3)	(16.1)	(36.4)	(65.3)
Net cash used in financing activities	(36.1)	(13.2)	(8.2)	(66.9)
Net increase (decrease) in cash and cash equivalents	(2.2)	(4.2)	12.5	(6.8)
Cash and cash equivalents:
Beginning of the period	47.7	24.9	33.0	27.5
End of the period	$45.5	$20.7	$45.5	$20.7
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$11.0	$8.4	$37.4	$22.6
Income taxes, net of refunds	$0.8	$14.9	$1.7	$22.9
Reduction of discounted lease assets and liabilities	$22.2	$28.7	$43.6	$55.1